Exhibit 99

Virginia Commerce Bancorp, Inc. Reports Strong Fourth Quarter Performance with Full Repurchase of all TARP Preferred Stock

ARLINGTON, Va.--(BUSINESS WIRE)--January 17, 2013--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Highlights

  Repurchased all Preferred Stock Issued Under TARP Capital Purchase Program: The Company repurchased its entire $71.0 million of Preferred Stock issued under the TARP Capital Purchase Program.
  Net Income Available to Common Stockholders and Earnings per Diluted Common Share: Net income available to common stockholders of $4.2 million, or $0.12 per diluted share, for the fourth quarter of 2012, including a one-time charge of $2.1 million relating to the acceleration of the accretion of the TARP preferred stock discount. This compares to net income available to common stockholders of $5.4 million and $7.1 million for the fourth quarter of 2011, and the third quarter of 2012, respectively.
  Adjusted Operating Earnings (a non-GAAP measure): Adjusted operating earnings for the fourth quarter of 2012 of $5.3 million, or $0.16 per diluted common share. This compares to $0.17 per diluted common share for both the fourth quarter of 2011, and the third quarter of 2012.
  Quarterly Return on Average Assets (ROAA) of 1.03% and Return on Average Equity (ROAE) of 10.20%
  Net Interest Margin Growth: The net interest margin increased to 3.73% for the fourth quarter of 2012, compared to 3.62% in the third quarter of 2012.
  Loan and Deposit Growth: Total loans grew $42.4 million during the fourth quarter of 2012, representing an annualized growth rate of 7.9%. Demand, savings and interest-bearing demand deposits, grew $51.0 million during the fourth of 2012, representing an annualized growth rate of 13.0%. As of December 31, 2012, non-interest bearing demand deposits represented 18.5% of total deposits.
  Asset Quality Improved: Non-performing assets and loans 90+ days past due to total assets sequentially decreased $9.3 million, from 1.98% at September 30, 2012, to 1.78% at December 31, 2012. Net charge-offs for the fourth quarter of 2012 were $1.1 million, or 5 basis points of average loans outstanding, as compared to $4.3 million, or 20 basis points for the same quarter last year, and $8.5 million, or 39 basis points, for the prior quarter.
  Capital Strength and Book Value per Common Share Growth: Tier 1, total qualifying and tier 1 leverage capital ratios were 13.25%, 14.51% and 10.29%, at December 31, 2012, respectively. Tangible common equity improved to 8.69% at December 31, 2012, as compared to 8.08% at September 30, 2012. The book value per common share increased to $7.68 at December 31, 2012, as compared to $7.63 at September 30, 2012.

Year 2012 Highlights

  Net Income Available to Common Stockholders: Net income available to common stockholders increased to $22.5 million for 2012. This represented an approximately $700 thousand, or 3.2% increase, compared to $21.8 million for 2011. Net income available to common stockholders includes a reduction for an effective dividend on preferred stock of $7.6 million and $5.3 million, for 2012 and 2011, respectively. The effective dividend on preferred stock will not continue into 2013, as the Company repurchased all of its TARP preferred stock during the fourth quarter of 2012.
  Return on Average Assets (ROAA) of 1.01% and Return on Average Equity (ROAE) of 10.11%
  Loan and Deposit Growth: Total loans grew $22.6 million to $2.1 billion at December 31, 2012. Demand, savings and interest-bearing demand deposits, grew $105.0 million to $1.6 billion at December 31, 2012.
  Capital Strength and Book Value per Common Share Growth: Tangible common equity improved to 8.69% at December 31, 2012, from 7.37% at December 31, 2011. The book value per common share increased to $7.68 at December 31, 2012, as compared to $7.17 at December 31, 2011.

Peter A. Converse, President and Chief Executive Officer, commented, “It was most gratifying for the Company to end the year with a strong fourth quarter performance that was capped by our full repayment of TARP. Net income was $7.8 million for the fourth quarter of 2012, up 15.3% over the year ago quarter. Return on average assets and return on average equity were 1.03% and 10.20%, respectively. The net interest margin rebounded nicely from the prior quarter, rising 11 basis points to 3.73%. Loan and deposit growth resumed in the fourth quarter with total loans increasing on a linked quarter basis at an annualized rate of 7.9%, while total deposits grew at an annualized rate of 5.9%. Asset quality experienced notable improvement in the fourth quarter with non-performing assets and loans 90+ days past due to total assets sequentially declining by $9.3 million, the largest quarterly decrease in over a year. Loans 30-89 days past due of $6.1 million as of December 31, 2012, were at their lowest level in three years. Fourth quarter net charge-offs of $1.1 million were down considerably from $8.5 million for the prior quarter and from $4.3 million for the year ago quarter. In fact, quarterly net charge-offs have not been that low since the first quarter of 2008.

Converse continued, “The repayment of TARP in December without an additional capital raise was clearly the highlight for both the fourth quarter and the year. Overcoming the adversity and challenges of the past four years to achieve this result was truly a team effort of which we’re all quite proud. And despite the reduction in Tier 1 capital that resulted from the TARP repayment, all of our regulatory capital ratios remain significantly in excess of well-capitalized levels. Furthermore, tangible common equity improved to 8.69% at December 31, 2012, as compared to 8.08% at September 30, 2012.”

Converse concluded, “On Monday of this week before the market opened, we announced that our Board has initiated a formal review through Sandler O’Neill + Partners, L.P. of strategic alternatives to enhance stockholder value, including a possible merger, sale or other form of business combination. While such strategic explorations by any publically-traded company or bank are intended to remain confidential, this announcement was made necessary due to an article that was released by Bloomberg late in the day on the prior Friday. I will repeat again what was said in our Monday release:

The Company has not set a definite timetable for completion of its evaluation and there can be no assurance that this process will lead to the pursuit, approval or completion of any transaction or other strategic initiative. The Company does not intend to disclose developments regarding this process unless and until its Board of Directors approves a specific transaction or otherwise concludes its review of strategic alternatives.

For those who question the timing of our strategic considerations, I will say that the challenges of the current economic, market and regulatory environment in which community banks operate, as well as unique opportunities which may come up from time to time, make it incumbent upon bank directors to periodically consider strategic options beyond staying the course.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended December 31, 2012, the Company recorded net income of $7.8 million. After an effective dividend of $3.5 million to the U.S. Treasury on TARP preferred stock, which includes a one-time charge of $2.1 million relating to the acceleration of the accretion of the preferred stock discount in connection with the repurchase of all of the Company’s TARP preferred stock, the Company reported net income available to common stockholders of $4.2 million, or $0.12 per diluted common share. Comparatively, net income available to common stockholders for the fourth quarter of 2011 was $5.4 million, or $0.17 per diluted common share. Sequentially, net income available to common shareholders decreased $2.9 million, or $0.09 per diluted common share, from the third quarter in 2012, primarily due to the $2.1 million accelerated accretion of the preferred stock discount during the fourth quarter of 2012. Also, contributing to the sequential decrease in net income was an increase in non-interest expenses of $1.6 million, partially offset by a reduction in the provision for loan losses of $552 thousand. For the twelve months ended December 31, 2012, the Company reported net income available to common stockholders of $22.5 million, or $0.67 per diluted common share, compared to net income available to common stockholders of $21.8 million, or $0.71 per diluted common share, for the same period in 2011. The primary factors driving the year-over-year increase are a $9.3 million increase in non-interest income offset by an increase in non-interest expense of $4.5 million and a $2.3 million increase in the effective dividend on TARP preferred stock.

Adjusted operating earnings (a non-GAAP measure) for the three months ended December 31, 2012, were $5.3 million, or $0.16 per diluted common share, compared to $5.4 million, or $0.17 per diluted common share, for the same period in 2011. On a sequential basis, adjusted operating earnings decreased $440 thousand, or $0.01 per diluted common share, for the three months ended December 31, 2012. The sequential decrease was primarily related to an increase in non-interest expense of $1.6 million, partially offset by a reduction in the provision for loan losses of $552 thousand, and a $701 thousand tax effect adjustment. The Company calculates adjusted operating earnings by excluding impairment loss on securities, realized gains and losses on sale of securities, death benefits received from bank-owned life insurance, and certain other non-recurring items from net income available to common stockholders.

Asset Quality and Provisions For Loan Losses

Total non-performing assets and loans 90+ days past due declined $9.3 million sequentially from $59.5 million at September 30, 2012, to $50.2 million at December 31, 2012, and increased from $47.8 million at December 31, 2011. As a percentage of total assets, non-performing assets decreased from 1.98% at September 30, 2012, to 1.78% at December 31, 2012, while increasing from 1.63% at December 31, 2011. As of December 31, 2012, the allowance for loan losses represented 1.95% of total loans, compared to 1.92% and 2.24%, at September 30, 2012, and December 31, 2011, respectively. The allowance for loan losses covered 112.8% of total non-performing loans as of December 31, 2012, compared to 90.8% and 125.4%, at September 30, 2012, and December 31, 2011, respectively.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and unemployment levels. Overall, as of December 31, 2012, $22.8 million, or 60.2%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $5.7 million, or 14.9%, represented non-farm, non-residential loans, $6.1 million, or 16.1%, represented loans on one-to-four family residential properties, and $3.3 million, or 8.7%, represented commercial and industrial (“C&I”) loans. As of December 31, 2012, specific reserves of $16.4 million have been established for non-performing loans and other loans determined to be impaired. The Company continues to pursue an aggressive campaign to reduce non-performing and other impaired loans and is implementing and executing various disposition strategies on an ongoing basis. However, the majority of remaining non-performing loans represent situations which require longer term workout strategies to obtain optimal principal recovery. These strategies are dependent upon project completion, permitting, satisfaction of contract contingencies and other factors.

Included in the loan portfolio at December 31, 2012, are loans classified as troubled debt restructurings (“TDRs”), totaling $43.5 million, a 16.9% decrease from $52.3 million at December 31, 2011. Sequentially, TDRs decreased $1.4 million from $44.9 million at September 30, 2012. TDRs are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. Over 91% of TDRs in the Company’s loan portfolio at December 31, 2012, were performing prior to modification. TDRs make up 2.0% of the total loan portfolio and represent $7.0 million in ADC loans, $25.3 million in non-farm, non-residential real estate loans, $6.9 million in C&I loans and $4.3 million in one-to-four family residential loans. At December 31, 2012, 45.7% of the Company’s TDRs were reviewable TDRs and 54.3% were permanent TDRs. Reviewable TDRs are loans that have been restructured at or will return to a market rate of interest and can include a temporary interest rate modification, partial deferral of interest or principal or an extension of term. They can return to performing status upon six months of on-time payments following the return to a market rate of interest, but only in the fiscal year following the year of restructure. Permanent TDRs are loans that have been restructured and include a permanent interest rate reduction. They remain in a TDR status until the loan is paid off.

Classified loans were $160.6 million for the quarter ended December 31, 2012, a $30.3 million decrease from $190.9 million at December 31, 2011. Sequentially, classified loans declined $21.9 million from $182.5 million at September 30, 2012. The quarterly decline in classified loans was largely due to upgrades to loans to a paving contractor, residential real estate developer and commercial real estate owner in the combined total of $9.1 million, loan payoffs resulting from residential real estate sales of $6.8 million, and loans refinanced by other banks of $1.7 million, partially offset by a $3.9 million downgrade for loans to a utilities and public improvements contractor.

Provisions for loan losses were $2.6 million for the quarter ended December 31, 2012, compared to $3.6 million in the same period in 2011, and $3.1 million in the third quarter of 2012. Net charge-offs were $1.1 million for the three months ended December 31, 2012, compared to $8.5 million and $4.3 million for the quarters ended September 30, 2012, and December 31, 2011, respectively. For the twelve months ended December 31, 2012, provisions for loan losses totaled $14.8 million. Net charge-offs for the year ending December 31, 2012, amounted to $20.8 million, compared to $28.6 million in the year ended December 31, 2011. The decreases in the allowance for loan losses as a percentage of total loans and in the coverage of non-performing loans from December 31, 2011, to December 31, 2012, is due to charge-offs incurred during 2012 being primarily supported by specific reserves in the allowance for loan losses. As a result, the fourth quarter analysis of the adequacy of the loan loss reserve indicated that loan loss provisioning of $2.6 million was sufficient to maintain appropriate coverage. The $7.8 million reduction in net charge-offs for the year ended December 31, 2012, compared to the same period in 2011, was primarily due to net charge-offs in the ADC loan portfolio decreasing $7.6 million, from $14.6 million in 2011 to $7.0 million in 2012, and charge-offs in the non-farm, non-residential portfolio decreasing $3.5 million from $8.8 million in 2011 to $5.3 million in 2012, partially offset by an increase of $3.3 million in net charge-offs in the C&I loan portfolio, from $1.7 million in 2011 to $4.9 million in 2012.

Net Interest Income and Net Interest Margin

Net interest income of $26.6 million for the fourth quarter of 2012 declined $499 thousand, or 1.8%, over the same quarter last year. The net interest margin decreased 5 basis points from 3.78% in the fourth quarter of 2011, to 3.73% for the same period in 2012. Net interest income for the year ended December 31, 2012, of $106.7 million was mostly unchanged, compared to net interest income of $106.8 million for the year ended December 31, 2011. On a sequential basis, the net interest margin was up 11 basis points from 3.62% for the third quarter of 2012, to 3.73% for the fourth quarter of 2012. The year-over-year decrease in the fourth quarter net interest margin was due to the prolonged low interest rate environment contributing to lower rates on loan and investment security assets, the impact of which was partially offset by lower costs on average interest-bearing deposits and securities sold under agreement to purchase. The sequential increase in the net interest margin was primarily driven by a decrease of 7 basis points in the total deposit yield and a reduction of $37.3 million, or 18.6%, in average low yielding, interest-bearing deposits in other banks, partially offset by a 3 basis point decrease in loan yield. The sequential reduction in liquidity is expected to continue into 2013, as interest bearing deposits in other banks decreased from $214.0 million as of September 30, 2012, to $1.0 million as of December 31, 2012. The decrease in liquidity that occurred late in the fourth quarter of 2012, was driven by the intentional run-off of certain interest-bearing liabilities and is expected to have a positive impact on the net interest margin for the first quarter of 2013. Interest and dividend income decreased $2.9 million on average total interest-earnings assets of $2.9 billion for the three months ended December 31, 2012, compared to interest and dividend income generated by average total interest-earnings assets of $2.8 billion for the same period in 2011. The decline in interest and dividend income is mostly attributable to lower yielding average loan and security assets being generated in the current low interest rate environment. Interest expense decreased $2.4 million to $5.8 million generated on an average total interest-bearing liability balance of $2.3 billion for the quarter ended December 31, 2012, from $8.2 million generated on an average total interest-bearing liability balance of $2.3 billion for the same period in 2011. The average rate paid on total interest-bearing liabilities was 1.02% for the fourth quarter of 2012, as compared to 1.12% for the third quarter 2012, and 1.40% for the fourth quarter of 2011. Management anticipates the net interest margin will range between 3.70% and 3.80% for the first quarter of 2013.

Non-Interest Income

For the three months ended December 31, 2012, the Company recognized $4.4 million in non-interest income, compared to non-interest income of $2.5 million for the three months ended December 31, 2011, and $4.7 million for the sequential quarter. Included in the fourth quarter 2012 non-interest income is a gain on sale of securities of $1.5 million, while the fourth quarter of 2011 did not include a gain or loss on sale of securities, and the sequential quarter included a gain of $2.1 million on sale of securities. The Company recognized non-interest income of $17.5 million for the year ended December 31, 2012, compared to non-interest income of $8.1 million for the same period in 2011. For 2012, non-interest income included a gain on sale of securities of $7.4 million, while non-interest income for the same period in 2011 included an impairment loss on securities of $732 thousand, which was partially offset by a gain on sale of securities of $503 thousand and a bank-owned life insurance death benefit of $361 thousand.

Fees and net gains on loans held-for-sale in the fourth quarter of 2012, increased sequentially by $449 thousand, or 40.0%. The increase can be primarily attributed to higher volume of mortgage loans originated for sale in the secondary market, which was driven by lower interest rates on mortgage products during 2012. For 2012, fees and net gains on loans held-for-sale increased $1.6 million, or 53.5%, compared to the same period in 2011. Mortgage loans held-for sale totaling $210.1 million were closed in the year ended 2012, as compared to $155.2 million to the same period for 2011.

Non-Interest Expense

Non-interest expense increased approximately $991 thousand, or 6.3%, from $15.9 million in the fourth quarter of 2011, to $16.8 million in the fourth quarter of 2012. Sequentially, non-interest expense increased $1.6 million, or 10.7%, from $15.2 million for the third quarter of 2012. The majority of the year-over-year increase was an increase of $1.5 million on other real estate owned losses and expenses, and $157 thousand increase in franchise tax expense, partially offset by reductions of $344 thousand and $268 thousand in FDIC insurance and other operating expenses, respectively. The sequential increase in non-interest expense was primarily driven by an increase of $1.5 million on other real estate owned losses and expenses.

Investment Securities

Investment securities decreased $131.5 million, or 21.0%, year-over-year to $493.4 million at December 31, 2012, and were down $51.7 million sequentially from September 30, 2012. During the fourth quarter of 2012, the Company sold $24.9 million of investment securities resulting in a $1.5 million realized gain on sale of securities. The investment portfolio contains two pooled trust preferred securities with a book value of $5.1 million, and a market value of $357 thousand at December 31, 2012, for which the Company performs a quarterly analysis to determine whether any other than temporary impairment exists. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals, defaults, and prepayments within each pool. There has been no recorded impairment loss for the year ended December 31, 2012, compared to an impairment loss of $732 thousand for the same time period in 2011.

Loans

Loans, net of allowance for loan losses, increased $22.6 million, or 1.1%. Non-farm, non-residential real estate loans increased $22.3 million, or 2.0%, one-to-four family residential increased $26.9 million or 7.2%, multifamily real estate loans increased $1.9 million, or 2.5%, C&I loans were up $8.6 million, or 3.4%, and ADC loans fell by $44.4 million, or 13.6%, from December 31, 2011, to December 31, 2012. Sequentially, loans, net of allowance for loan losses, increased $40.3 million, or 1.9%. The sequential increase in loans was primarily attributable to a $31.1 million increase in C&I loans, a $21.1 million increase in ADC loans and a $19.2 million increase in owner-occupied non-farm, non-residential loans partially offset by a $22.7 million decline in non-owner-occupied non-farm, non-residential loans and an $8.4 million decrease in multi-family residential loans. The sequential increase in C&I loans was driven by a combination of new term funding for several significant business expansion transactions, increased credit line usage partly attributable to year-end tax planning and borrowings in anticipation of changes in the tax code. The rise in ADC loans represented increased funding of new and ongoing construction projects, primarily consisting of single family and multi-family residential properties. The sequential increase in owner-occupied non-farm, non-residential loans represented the refinance of several new business and non-profit clients’ operating facilities. The sequential decreases in non-owner-occupied non-farm, non-residential loans and multi-family loans primarily represented early payoffs, scheduled principal amortization and maturities in excess of new loan generation. The orientation of loan generation efforts and loan mix continues to be reflective of the Bank’s strategic emphasis on building greater market share in commercial lending, owner-occupied commercial real estate and residential real estate lending, while focusing ADC lending and non-owner-occupied commercial real estate lending on select transactions in key markets with solid economic metrics.

Deposits

Total deposits at December 31, 2012, were $2.2 billion, a decrease of $46.8 million, or 2.0%, compared to December 31, 2011, with demand deposits increasing $78.2 million, or 23.1%, savings and interest-bearing demand deposits increasing $26.8 million, or 2.3%, and time deposits decreasing $151.7 million, or 19.4%. As of December 31, 2012, non-interest bearing demand deposits represented 18.5% of total deposits. Demand, savings and interest-bearing demand deposits, grew year-over-year by $105.0 million to $1.6 billion at December 31, 2012. Over the past twelve months, generation of demand deposits was driven primarily by the successful efforts of the Company’s team of eight business development officers, who are focused on acquisition and retention of commercial operating funds, treasury management services, and other related cross-sales. On a linked quarter basis, deposits increased $32.8 million, or 1.5%, with demand deposits increasing by $25.4 million, or 6.5%, savings and interest-bearing demand accounts increasing $25.6 million, or 2.2%, and time deposits decreasing by $18.2 million, or 2.8%. Demand, savings and interest-bearing demand deposits, grew $51.0 million during the fourth quarter of 2012, representing an annualized growth rate of 13.0%. The reduction in time deposits during the part year has been intentional and resulted from a series of interest rate reductions that continued throughout 2012. As a result of deposit rate decreases and an improving deposit mix led by growth in noninterest-bearing demand deposits, the cost of total interest-bearing deposits declined from 1.18% for the quarter ended December 31, 2011, to 0.84% for the quarter ended December 31, 2012, while the cost of total deposits declined from 1.01% for the quarter ended December 31, 2011, to 0.69% for the quarter ended December 31, 2012.

Capital Levels and Stockholders’ Equity

Stockholders’ equity decreased $38.5 million, or 13.6%, from $283.8 million at December 31, 2011, to $245.3 million at December 31, 2012, with a $67.2 million decline from the repayment of TARP preferred stock and a $2.8 million decrease in other comprehensive income, partially offset by net income available to common stockholders of $22.5 million over the twelve-month period, approximately $7.0 million in net proceeds from the exercise of warrants and $2.0 million in proceeds and tax benefits related to the exercise of options. As a result of these changes, the Company’s Tier 1 capital ratio decreased from 14.55% at December 31, 2011, to 13.25% at December 31, 2012, and its total qualifying capital ratio decreased from 15.81% to 14.51% over the same period. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are each down 304 basis points, because risk-weighted assets remained steady at $2.3 billion, while stockholders’ equity declined $67.2 million due to the repurchase of TARP preferred stock, and a $2.5 million decrease in other comprehensive income, which were partially offset by net income available to common stockholders of $4.2 million in the fourth quarter. The Company’s tangible common equity ratio increased from 7.37% at December 31, 2011, and 8.08% at September 30, 2012, to 8.69% at December 31, 2012. The 132 basis point increase in tangible common equity ratio from December 31, 2011 to December 31, 2012, is primarily due to $22.5 million in retained net income available to common stockholders for the twelve months ended December 31, 2012. Sequentially, the 61 basis point increase in tangible common equity ratio is primarily related to a reduction of $181 million in total tangible assets, and $4.2 million in retained net income available to common stockholders for the fourth quarter of 2012, partially offset by a decrease of $2.5 million in other comprehensive income.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on January 17, 2013, at 11:00 a.m. Eastern Standard Time to discuss the fourth quarter and full year 2012 financial results. The public is invited to listen to this conference call by dialing 866-793-1301 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Standard Time on January 17, 2013, until 11:59 p.m. Eastern Standard Time on January 24, 2013. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1602565.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted operating earnings is a non-GAAP financial measure that reflects net income available to common stockholders excluding impairment loss on securities, realized gains and losses on sale of securities, death benefits received from bank-owned life insurance, and other certain non-recurring items. These excluded items are difficult to predict and we believe that adjusted operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of adjusted operating earnings for the three months ended December 31, 2012, December 31, 2011, and September 30, 2012, is as follows:

	Three Months		Three Months
	Ended		Ended
	December 31,		September 30,
(Dollars in thousands)	2012	2011	2012

Net Income Available to Common Stockholders	$4,230	$ 5,434	$7,122
Adjustments to net income available to common stockholders:
Realized gain on sale of securities	(1,454)	--	(2,056)
Net tax effect adjustment	509	--	720

Acceleration of the accretion of the preferred stock discount	2,061	--	--

Adjusted Operating Earnings	$5,346	$ 5,434	$5,786

Earnings per common share-diluted	$ 0.12	$0.17	$0.21
Adjustments to earnings per common share-diluted
Realized gain on sale of securities, net tax affect	$(0.02)	--	$(0.04)
Acceleration of the accretion of the preferred stock discount	$ 0.06	--	--

Adjusted operating earnings per common share-diluted	$ 0.16	$0.17	$0.17

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis, and non-interest income excluding impairment loss on securities, realized gains and losses on sale of securities, and death benefits received from bank-owned life insurance. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months and twelve months ended December 31, 2012, and December 31, 2011, is as follows:

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	December 31,		December 31,
	2012	2011	2012	2011
Summary Operating Results:
Non-interest expense	$16,843	$ 15,852	$ 64,239	$ 59,715

Net interest income	$26,603	$ 27,102	$ 106,667	$ 106,802

Non-interest income	4,375	2,473	17,470	8,145
Impairment loss on securities	--	--	--	732
Gain on sale of securities	(1,454)	--	(7,430)	(503)
Death benefits received from bank owned life insurance	--	--	--	(361)
Adjusted non-interest income	$ 2,921	$ 2,473	$ 10,040	$ 8,013

Total net interest income and non-interest income, adjusted (1)	$29,524	$ 29,575	$116,707	$ 114,815

Efficiency Ratio, adjusted	56.37%	52.95%	54.37%	51.33%

(1) Tax Equivalent Income of $29,879 for the three months ended December 31, 2012, and $118,153 for the twelve months ended December 31, 2012. Tax Equivalent Income of $29,935 for the three months ended December 31, 2011, and $116,330 for the twelve months ended December 31, 2011.

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of December 31, 2012, December 31, 2011, September 30, 2012 and June 30, 2012 is as follows:

(Dollars in thousands)	As of December 31,		September 30	June 30,
	2012	2011	2012	2012
Tangible common equity:
Total stockholders’ equity	$ 245,309	$283,771	$ 311,528	$ 303,294

Less:
Outstanding TARP senior preferred stock	--	67,195	68,621	68,146
Intangible assets	--	--	--	--
Tangible common equity	$ 245,309	$216,576	$ 242,907	$ 235,148

Total tangible assets	$2,823,692	$2,938,518	$3,004,742	$3,017,276

Tangible common equity ratio	8.69%	7.37%	8.08%	7.79%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, our loan and investment security portfolios, our deposit portfolio and anticipated changes to our deposit costs and balances, projected growth, capital position, capital strategies, our plans regarding and expected future levels of our non-performing assets, business opportunities in our market and other strategic initiatives or transactions, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the Securities and Exchange Commission.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Summary Financial Results:
Interest and dividend income	$32,427	$35,286	-8.1%	$132,938	$141,844	-6.3%
Interest expense	5,824	8,184	-28.8%	26,271	35,042	-25.0%
Net interest income	26,603	27,102	-1.8%	106,667	106,802	-0.1%
Provision for loan losses	2,559	3,639	-29.7%	14,826	14,849	-0.2%
Non-interest income	4,375	2,473	76.9%	17,470	8,145	114.5%
Non-interest expense	16,843	15,852	6.3%	64,239	59,715	7.6%
Income before income taxes	11,576	10,084	14.8%	45,072	40,383	11.6%
Net income	$ 7,752	$ 6,722	15.3%	$ 30,100	$ 27,090	11.1%
Effective dividend on preferred stock	$ 3,522	$ 1,288	173.4%	$ 7,612	$ 5,300	43.6%
Net income available to common stockholders	$ 4,230	$ 5,434	-22.2%	$ 22,488	$ 21,790	3.2%

Performance Ratios:
Return on average assets	1.03%	0.90%		1.01%	0.95%
Return on average equity	10.20%	9.52%		10.11%	10.23%
Net interest margin	3.73%	3.78%		3.74%	3.91%
Efficiency ratio, adjusted	56.37%	52.95%		54.37%	51.33%

Per Share Data:
Earnings per common share-basic	$0.13	$0.18	-27.8%	$0.71	$0.73	-2.7%
Earnings per common share-diluted	$0.12	$0.17	-29.4%	$0.67	$0.71	-5.6%
Average number of shares outstanding:
Basic	31,864,436	30,212,021		31,750,958	29,720,985
Diluted	33,874,852	31,575,158		33,702,769	30,897,811

	As of December 31,				As of
	2012	2011	% Change		09/30/12	% change
Selected Balance Sheet Data:
Loans, net of allowance for loan losses	$2,142,872	$2,120,291	1.1%		$2,102,588	1.9%
Investment securities	493,424	624,956	-21.0%		545,143	-9.5%
Assets	2,823,692	2,938,518	-3.9%		3,004,742	-6.0%
Deposits	2,245,392	2,292,158	-2.0%		2,212,556	1.5%
Stockholders’ equity	245,309	283,771	-13.6%		311,528	-21.3%
Book value per common share	$7.68	$7.17	7.1%		$7.63	0.7%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	13.25%	14.55%			16.29%
Bank	12.82%	14.21%			15.81%
Total qualifying capital:
Company	14.51%	15.81%			17.55%
Bank	14.08%	15.47%			17.06%
Tier 1 leverage:
Company	10.29%	11.61%			12.27%
Bank	10.05%	11.40%			12.00%
Tangible common equity:
Company	8.69%	7.37%			8.08%

(Dollars in thousands)	As of December 31,		As of
	2012	2011	09/30/12	06/30/12

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$3,317	$5,005	$3,443	$2,540
Real estate-one-to-four family residential:
Permanent first and second	3,606	3,912	5,689	5,500
Home equity loans and lines	2,498	3,142	2,576	3,480
Total real estate-one-to-four family residential	$6,104	$7,054	$8,265	$8,980
Real estate-multi-family residential	--	476	--	--
Real estate-non-farm, non-residential:
Owner-occupied	1,791	1,999	1,804	3,504
Non-owner-occupied	3,864	--	4,731	2,079
Total real estate-non-farm, non-residential	$5,655	$1,999	$6,535	$5,583
Real estate-construction:
Residential	16,976	18,479	10,510	12,379
Commercial	5,860	5,505	16,679	16,859
Total real estate-construction	$22,836	$23,984	$27,189	$29,238
Consumer	17	18	18	18
Total non-accrual loans	$37,929	$38,536	$45,450	$46,359
OREO	12,302	8,925	14,089	14,018
Total non-performing assets	$50,231	$47,461	$59,539	$60,377

Loans 90+ days past due and still accruing:
Commercial	$--	$--	$--	$45
Real estate-one-to-four family residential:
Permanent first and second	--	71	--	--
Home equity loans and lines	--	250	--	--
Total real estate-one-to-four family residential	$--	$321	$--	$--
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	--	--	--	--
Non-owner-occupied	--	--	--	--
Total real estate-non-farm, non-residential	$--	$--	$--	$--
Real estate-construction:
Residential	--	--	--	--
Commercial	--	--	--	--
Total Real estate-construction:	$--	$--	$--	$--
Consumer	--	11	--	--
Total loans 90+ days past due and still accruing	$--	$332	$--	$45

Total non-performing assets and 90+ days past due loans	$50,231	$47,793	$59,539	$60,422

Troubled debt restructurings	$43,448	$52,264	$44,892	$43,054

Non-performing assets
to total loans:	2.29%	2.18%	2.77%	2.77%
to total assets:	1.78%	1.62%	1.98%	2.00%
Non-performing assets and past due loans
to total loans:	2.29%	2.20%	2.77%	2.77%
to total assets:	1.78%	1.63%	1.98%	2.00%
Allowance for loan losses to total loans	1.95%	2.24%	1.92%	2.14%
Allowance for loan losses to non-performing loans	112.77%	125.37%	90.84%	100.49%

Total allowance for loan losses	$42,773	$48,729	$41,288	$46,632

(Dollars in thousands)	As of December 31,		As of
	2012	2011	09/30/12	06/30/12

Loans 30 to 89 days past due and still accruing
Commercial	$366	$1,259	$313	$2,099
Real estate-one-to-four family residential:
Permanent first and second	2,089	3,548	230	4,149
Home equity loans and lines	223	390	395	249
Total real estate-one-to-four family residential	$2 ,312	$3,938	$625	$4,398
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	1,688	1,008	7,326	349
Non-owner-occupied	1,661	6,063	4,080	2,979
Total real estate-non-farm, non-residential	$3,349	$7,071	$11,406	$3,328
Real estate-construction:
Residential	--	761	74	--
Commercial	--	--	930	--
Total real estate-construction:	$--	$761	$1,004	$--
Consumer	39	105	12	17
Farmland	--	--	--	--
Total loans 30 to 89 days past due	$6,066	$13,134	$13,360	$9,842

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011

Net charge-offs
Commercial	$(106)	$126	$4,869	$1,685
Real estate-one-to-four family residential:
Permanent first and second	189	226	1,480	2,327
Home equity loans and lines	94	280	1,945	1,049
Total real estate-one-to-four family residential	$283	$506	$3,425	$3,376
Real estate-multi-family residential	--	--	($118)	--
Real estate-non-farm, non-residential:
Owner-occupied	--	(313)	2,820	(142)
Non-owner-occupied	(1,039)	2,632	2,486	8,899
Total real estate-non-farm, non-residential	$(1,039)	$2,319	$5,306	$8,757
Real estate-construction:
Residential	$1,961	$1,208	$6,489	$7,004
Commercial	(19)	128	559	7,622
Total real estate-construction:	$1,942	$1,336	$7,048	$14,626
Consumer	(7)	28	251	118
Farmland	--	--	--	--
Total net charge-offs	$1,073	$4,315	$20,781	$28,562
Net charge-offs to average loans outstanding	0.05%	0.20%	0.95%	1.31%

Total provision for loan losses	$2,559	$3,639	$14,826	$14,849

Classes of total loans by risk rating as of December 31, 2012, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$202,088	$25,048	$11,976	$19,822	$2,073	$261,007
Real estate-one-to-four family residential:
Permanent first and second	235,672	15,585	12,233	19,038	112	282,640
Home equity loans and lines	106,872	2,724	1,871	4,165	1,543	117,175
Total real estate-one-to-four family residential	$342,544	$18,309	$14,104	$23,203	$1,655	$399,815
Real estate-multi-family residential	73,317	5,080	--	--	--	78,397
Real estate-non-farm, non-residential:
Owner-occupied	384,923	46,123	35,675	19,757	--	486,478
Non-owner-occupied	488,415	108,868	30,094	41,378	--	668,755
Total real estate-non-farm, non-residential	$873,338	$154,991	$65,769	$61,135	$--	$1,155,233
Real estate-construction:
Residential	104,835	17,651	20,720	26,771	--	169,977
Commercial	41,336	18,645	26,281	25,800	--	112,062
Total real estate-construction	$146,171	$36,296	$47,001	$52,571	$--	$282,039
Consumer	7,744	208	219	95	--	8,266
Farmland	1,000	3,888	--	--	--	4,888
Total	$1,646,202	$243,820	$139,069	$156,826	$3,728	$2,189,645

Classes of total loans by risk rating as of December 31, 2011, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$172,457	$51,935	$1,506	$22,178	$4,306	$252,382
Real estate-one-to-four family residential:
Permanent first and second	195,786	16,726	7,004	26,904	--	246,420
Home equity loans and lines	111,800	4,937	1,441	6,105	2,247	126,530
Total real estate-one-to-four family residential	$307,586	$21,663	$8,445	$33,009	$2,247	$372,950
Real estate-multi-family residential	71,756	4,274	--	476	--	76,506
Real estate-non-farm, non-residential:
Owner-occupied	357,480	62,766	21,777	18,750	--	460,773
Non-owner-occupied	481,584	111,779	31,361	47,413	--	672,137
Total real estate-non-farm, non-residential	$839,064	$174,545	$53,138	$66,163	$--	$1,132,910
Real estate-construction:
Residential	70,323	30,546	12,984	37,264	--	151,117
Commercial	63,520	59,217	27,395	25,168	--	175,300
Total real estate-construction	$133,843	$89,763	$40,379	$62,432	$--	$326,417
Consumer	8,169	233	119	71	--	8,592
Farmland	2,573	--	--	--	--	2,573
Total	$1,535,448	$342,413	$103,587	$184,329	$6,553	$2,172,330

Classes of total loans by risk rating as of September 30, 2012, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$163,539	$28,262	$14,710	$21,630	$1,810	$229,951
Real estate-one-to-four family residential:
Permanent first and second	231,543	14,590	11,252	22,651	114	280,150
Home equity loans and lines	108,153	2,737	1,968	4,243	1,545	118,646
Total real estate-one-to-four family residential	$339,696	$17,327	$13,220	$26,894	$1,659	$398,796
Real estate-multi-family residential	81,738	5,104	--	--	--	86,842
Real estate-non-farm, non-residential:
Owner-occupied	357,423	66,865	21,376	21,591	--	467,255
Non-owner-occupied	483,742	131,036	33,608	43,076	--	691,462
Total real estate-non-farm, non-residential	$841,165	$197,901	$54,984	$64,667	$--	$1,158,717
Real estate-construction:
Residential	81,656	18,262	18,095	37,757	--	155,770
Commercial	33,365	15,277	28,560	27,935	--	105,137
Total real estate-construction	$115,021	$33,539	$46,655	$65,692	$--	$260,907
Consumer	6,585	230	222	104	--	7,141
Farmland	1,000	3,889	--	--	--	4,889
Total	$1,548,744	$286,252	$129,791	$178,987	$3,469	$2,147,243

Classes of total loans by risk rating as of June 30, 2012, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$188,952	$29,560	$11,729	$24,563	$1,810	$256,614
Real estate-one-to-four family residential:
Permanent first and second	228,273	14,069	10,285	25,141	114	277,882
Home equity loans and lines	110,765	2,851	2,119	5,978	2,240	123,953
Total real estate-one-to-four family residential	$339,038	$16,920	$12,404	$31,119	$2,354	$401,835
Real estate-multi-family residential	80,717	3,460	--	--	--	84,177
Real estate-non-farm, non-residential:
Owner-occupied	367,535	62,369	25,067	16,490	--	471,461
Non-owner-occupied	510,605	102,602	26,174	44,792	--	684,173
Total real estate-non-farm, non-residential	$878,140	$164,971	$51,241	$61,282	$--	$1,155,634
Real estate-construction:
Residential	75,605	22,476	19,807	29,176	--	147,064
Commercial	40,181	18,090	26,702	38,903	--	123,876
Total real estate-construction	$115,786	$40,566	$46,509	$68,079	$--	$270,940
Consumer	8,093	307	165	73	--	8,638
Farmland	3,415	158	--	--	--	3,573
Total	$1,614,141	$255,942	$122,048	$185,116	$4,164	$2,181,411

Classes of total loans by risk rating as of March 31, 2012, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$175,523	$34,782	$4,997	$23,427	$9,108	$247,837
Real estate-one-to-four family residential:
Permanent first and second	205,804	15,342	10,163	25,154	115	256,578
Home equity loans and lines	111,181	3,288	1,902	8,420	2,243	127,034
Total real estate-one-to-four family residential	$316,985	$18,630	$12,065	$33,574	$2,358	$383,612
Real estate-multi-family residential	76,304	4,253	--	476	--	81,033
Real estate-non-farm, non-residential:
Owner-occupied	369,014	63,240	25,360	16,267	--	473,881
Non-owner-occupied	505,373	119,446	37,154	29,872	--	691,845
Total real estate-non-farm, non-residential	$874,387	$182,686	$62,514	$46,139	$--	$1,165,726
Real estate-construction:
Residential	65,280	22,329	20,100	29,048	--	136,757
Commercial	39,092	20,483	36,037	26,055	--	121,667
Total real estate-construction	$104,372	$42,812	$56,137	$55,103	$--	$258,424
Consumer	8,259	291	167	67	--	8,784
Farmland	2,574	--	--	--	--	2,574
Total	$1,558,404	$283,454	$135,880	$158,786	$11,466	$2,147,990

Troubled Debt Restructurings (TDRs) By Loan Type
As of December 31, 2012	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Loan Type:
Commercial	--	--	0.0%	2	$6,875	29.2%	2	$6,875	15.8%
Real estate-one-to-four family residential:
Permanent first and second	11	4,303	21.7%	--	--	0.0%	11	4,303	10.0%
Home equity loans and lines	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total real estate-one-to-four family residential:	11	$4,303	21.7%	--	--	0.0%	11	$4,303	10.0%
Real estate-multi-family residential	--	--	0.0%	--	--	0.0%	--	--	0.0%
Real estate-non-farm, non-residential
Owner-occupied	2	6,771	34.1%	1	2,757	11.7%	3	9,528	21.9%
Non-owner-occupied	2	8,793	44.2%	2	6,986	29.6%	4	15,779	36.3%
Total real estate-non-farm, non-residential:	4	$15,564	78.3%	3	$9,743	41.3%	7	$25,307	58.2%
Real estate-construction:
Residential	--	--	0.0%	1	73	0.3%	1	73	0.2%
Commercial	--	--	0.0%	3	6,890	29.2%	3	6,890	15.8%
Total real estate-construction:	--	--	0.0%	4	$6,963	29.5%	4	$6,963	16.0%
Consumer	--	--	0.0%	--	--	0.0%	--	--	0.0%
Farmland	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total Loans	15	$19,867	100.0%	9	$23,581	100.0%	24	$43,448	100.0%

Troubled Debt Restructurings (TDRs) By Quarterly Review / Maturity Date
As of December 31, 2012	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Review / Maturity by Quarter:
2012
4th Quarter	--	--	0.0%	5	5,241	22.2%	5	5,241	12.1%
Total 2012:	--	--	0.0%	5	$5,241	22.2%	5	$5,241	12.1%
2013
1st Quarter	9	11,695	58.9%	--	--	0.0%	9	11,695	26.9%
2nd Quarter	--	--	0.0%	--	--	0.0%	--	--	0.0%
3rd Quarter	3	608	3.1%	--	--	0.0%	3	608	1.4%
4th Quarter	1	793	3.9%	--	--	0.0%	1	793	1.8%
Total 2013:	13	$13,096	65.9%	--	--	0.0%	13	$13,096	30.1%
2014
1st Quarter	--	--	0.0%	--	--	0.0%	--	--	0.0%
2nd Quarter	--	--	0.0%	--	--	0.0%	--	--	0.0%
3rd Quarter	2	6,771	34.1%	1	5,580	23.7%	3	12,351	28.5%
4th Quarter	--	--	0.0%	1	5,400	22.9%	1	5,400	12.4%
Total 2014:	2	$6,771	34.1%	2	$10,980	46.6%	4	$17,751	40.9%
2015 & beyond	--	--	0.0%	2	$7,360	31.2%	2	$7,360	16.9%
Total Loans	15	$19,867	100.0%	9	$23,581	100.0%	24	$43,448	100.0%

Trouble Debt Restructurings
(TDRs) –
Migration by Quarter			10/1/09
As of December 31, 2012	4/1/09 to	7/1/09 to	to	1/1/10 to	4/1/10 to	7/1/10 to	10/1/10 to	1/1/11 to
(Dollars in thousands)	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11
Period Beginning Balance	--	$33,309	$37,425	$71,885	$80,993	$ 96,976	$105,617	$102,996

Additions:
New Loans Added	$33,309	$ 5,226	$37,663	$23,477	$21,720	$ 12,698	$ 12,377	$ 3,188
Loan Advances	--	974	348	219	472	220	531	486
Subtotal Additions:	$33,309	$ 6,200	$38,011	$23,696	$22,192	$ 12,918	$ 12,908	$ 3,674

Deductions:
Sales Proceeds	--	$ 944	$ 1,783	$ 1,218	$ 761	--	$ 125	$ 367
Payments	--	317	174	50	1,202	1,138	433	1,989
Reviews	--	--	229	75	3,714	2,468	--	5,731
Upgrades	--	--	--	--	--	--	11,000	--
Partial C/Os w/Continuing TDRs	--	--	--	--	--	--	--	5,656
Charge-offs w/Loans Sold or Settled	--	--	56	--	--	--	--	251
Transfer to NPA	--	823	1,309	13,245	532	671	3,971	800
Subtotal Deductions:	--	$ 2,084	$ 3,551	$14,588	$ 6,209	$ 4,277	$ 15,529	$ 14,794

Net Increase / (Decrease)	$33,309	$ 4,116	$34,460	$ 9,108	$15,983	$ 8,641	($ 2,621)	($ 11,120)

% Increase / (Decrease) from Preceding Period		12.4%	92.1%	12.7%	19.7%	8.9%	(2.5%)	(10.8%)

Period Ended Balance	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996	$ 91,876

			10/1/11
	4/1/11 to	7/1/11 to	to	1/1/12 to	4/1/12 to	7/1/12 to	10/1/12 to
	6/30/11	9/30/11	12/31/11	3/31/12	6/30/12	9/30/12	12/31/12	TOTAL
Period Beginning Balance	$91,876	$81,070	$71,686	$52,264	$42,426	$43,054	$44,892

Additions:
New Loans Added	$ 116	$ 984	$ 753	$ 541	$ 1,345	$ 8,804	$ 6,771	$168,972
Loan Advances	197	53	40	236	186	46	65	4,073
Subtotal Additions:	$ 313	$ 1,037	$ 793	$ 777	$ 1,531	$ 8,850	$ 6,836	$173,045

Deductions:
Sales Proceeds	$ 126	$ 4,597	$ 6,168	$ 5,098	$ 247	$ 531	$ 3,904	$25,869
Payments	1,715	532	990	226	158	785	72	9,781
Reviews	640	4,292	10,111	3,888	498	1,465	635	33,746
Upgrades	--	--	--	--	--	--	3392	14,392
Partial C/Os w/Continuing TDRs	3,000	--	--	--	--	2,587	0	11,243
Charge-offs w/Loans Sold or Settled	--	--	2,946	604	--	--	0	3,857
Transfer to NPA	5,638	1,000	--	799	--	1,644	277	30,709
Subtotal Deductions:	$11,119	$10,421	$20,215	$10,615	$ 903	$ 7,012	$ 8,280	$129,597

Net Increase / (Decrease)	($10,806)	($9,384)	($19,422)	($9,838)	$ 628	$ 1,838	($1,444)

% Increase / (Decrease) from Preceding Period	(11.8%)	(11.6%)	(27.1%)	(18.8%)	1.5%	4.3%	(3.20%)

Period Ended Balance	$81,070	$71,686	$52,264	$42,426	$43,054	$44,892	$43,448	$43,448

(Dollars in thousands)	As of December 31,			As of
	2012	2011	% Change	09/30/12	% Change

Loan Portfolio:
Commercial	$261,007	$252,382	3.4%	$229,951	13.5%
Real estate-one to four family residential:
Permanent first and second	282,640	246,420	14.7%	280,150	0.9%
Home equity loans and lines	117,175	126,530	-7.4%	118,646	-1.2%
Total real estate-one-to-four family residential	$399,815	$372,950	7.2%	$398,796	0.3%
Real estate-multifamily residential	78,397	76,506	2.5%	86,842	-9.7%
Real estate-non-farm, non-residential:
Owner-occupied	486,478	460,773	5.6%	467,255	4.1%
Non-owner-occupied	668,755	672,137	-0.5%	691,462	-3.3%
Total real estate-non-farm, non-residential	$1,155,233	$1,132,910	2.0%	$1,158,717	-0.3%
Real estate-construction:
Residential	169,977	151,117	12.5%	155,770	9.1%
Commercial	112,062	175,300	-36.1%	105,137	6.6%
Total real estate-construction:	$282,039	$326,417	-13.6%	$260,907	8.1%
Consumer	8,266	8,592	-3.8%	7,141	15.8%
Farmland	4,888	2,573	90.0%	4,889	--
Total loans	$2,189,645	$2,172,330	0.8%	$2,147,243	2.0%
Less unearned income	4,000	3,310	20.8%	3,367	18.8%
Less allowance for loan losses	42,773	48,729	-12.2%	41,288	3.6%
Loans, net of allowance for loan losses	$2,142,872	$2,120,291	1.1%	$2,102,588	1.9%

	As of December 31, 2012
Residential, Acquisition, Development and Construction By County/Jurisdiction of Origination: (Dollars in thousands)	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge-offs as a % of Outstandings
District of Columbia	$ 9,353	5.5%	$ 495	0.3%	--
Montgomery, MD	--	--	--	--	--
Prince Georges, MD	8,828	5.2%	4,061	2.4%	1.6%
Other Counties in MD	5,099	3.0%	65	0.1%	0.1%
Arlington/Alexandria, VA	33,295	19.7%	--	--	0.2%
Fairfax, VA	29,162	17.2%	--	--	0.2%
Culpeper/Fauquier, VA	11,614	6.8%	200	0.1%	--
Frederick, VA	2,288	1.3%	2,288	1.3%	0.8%
Loudoun, VA	15,190	8.9%	279	0.2%	0.2%
Prince William, VA	15,285	9.0%	--	--	--
Spotsylvania, VA	345	0.2%	--	--	--
Stafford, VA	33,875	19.9%	8,754	5.1%	0.7%
Other Counties in VA	3,427	2.0%	835	0.5%	--
Outside VA, D.C. & MD	2,216	1.3%	--	--	--
	$169,977	100.0%	$16,976	10.0%	3.8%

	As of December 31, 2012
Commercial, Acquisition, Development and
Construction				Non-accruals	Net charge-
By County/Jurisdiction of Origination:	Total	Percentage	Non-accrual	as a % of	offs as a % of
(Dollars in thousands)	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$144	0.0%	$--	--	--
Montgomery, MD	1,946	1.7%	--	--	--
Prince Georges, MD	6,364	5.7%	--	--	--
Other Counties in MD	2,104	1.9%	--	--	--
Arlington/Alexandria, VA	12,340	11.0%	510	0.5%	--
Fairfax, VA	8,281	7.4%	2,375	2.1%	0.3%
Culpeper/Fauquier, VA	2,975	2.7%	2,975	2.7%	0.1%
Frederick, VA	2,000	1.8%	--	--	--
Henrico, VA	--	--	--	--	--
Loudoun, VA	13,913	12.4%	--	--	--
Prince William, VA	38,494	34.4%	--	--	0.1%
Spotsylvania, VA	1,670	1.5%	--	--	--
Stafford, VA	17,289	15.4%	--	--	--
Other Counties in VA	4,542	4.1%	--	--	--
Outside VA, D.C. & MD	--	--	--	--	--
	$112,062	100.0%	$5,860	5.3%	0.5%

	As of December 31, 2012

Non-Farm/Non-Residential				Non-accruals	Net charge-
By County/Jurisdiction of Origination:	Total	Percentage	Non-accrual	as a % of	offs as a % of
(Dollars in thousands)	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$83,131	7.2%	$--	--	--
Montgomery, MD	18,966	1.6%	1,786	0.2%	--
Prince Georges, MD	64,947	5.6%	--	--	--
Other Counties in MD	42,469	3.7%	--	--	0.2%
Arlington/Alexandria, VA	185,077	16.0%	--	--	--
Fairfax, VA	272,511	23.6%	829	0.1%	--
Culpeper/Fauquier, VA	5,126	0.4%	2,079	0.2%	--
Frederick, VA	7,685	0.7%	--	--	--
Henrico, VA	21,705	1.9%	--	--	--
Loudoun, VA	147,580	12.8%	962	0.1%	--
Prince William, VA	193,512	16.8%	--	--	--
Spotsylvania, VA	18,992	1.6%	--	--	--
Stafford, VA	19,450	1.7%	--	--	0.2%
Other Counties in VA	65,892	5.7%	--	--	0.1%
Outside VA, D.C. & MD	8,188	0.7%	--	--	--
	$1,155,233	100.0%	$5,655	0.6%	0.5%

Of this total of $1.2 billion in non-farm/non-residential real estate loans, approximately $112.4 million will mature in 2013, $143.1 million in 2014, and $87.4 million in 2015.

(Dollars in thousands)	As of December 31,			As of
	2012	2011	% Change	9/30/12	% Change

Investment Securities:
Available-for-sale (AFS) (at fair value):
U.S. government treasury obligations	$--	$--	--	$15,000	-100.0%
U.S. government agency obligations	392,867	523,987	-25.0%	429,416	-8.5%
Pooled trust preferred securities	357	456	-21.7%	358	-0.3%
Obligations of states and political subdivisions	100,200	68,621	46.0%	100,369	-0.2%
	$493,424	$593,064	-16.8%	$545,143	-9.5%
Held-to-maturity (HTM) (at amortized cost):
U.S. government agency obligations	$--	$3,763	-100.0%	$--	--
Obligations of states and political subdivisions	--	28,129	-100.0%	--	--
	$--	$31,892	-100.0%	$--	--

Total Investment Securities	$493,424	$624,956	-21.0%	$545,143	-9.5%

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	As of December 31,		As of September 30,
	2012	2011	2012
Assets
Cash and due from banks	$49,531	$31,569	$29,620
Investment securities, AFS	493,424	593,064	545,143
Investment securities, HTM (fair value: $34,431 at December 31, 2011)	--	31,892	--
Restricted stocks, at cost	10,147	11,214	11,272
Interest bearing deposits in other banks	1,000	51,000	213,973
Loans held-for-sale	15,195	18,485	19,330
Loans, net of allowance for loan losses of $42,773, $48,729, and $41,288	2,142,872	2,120,291	2,102,588
Bank premises and equipment, net	10,072	11,413	10,511
Accrued interest receivable	8,563	10,007	9,541
Other real estate owned, net of valuation allowance of $6,374, $6,517, and $5,287	12,302	8,925	14,089
Bank-owned life insurance	44,393	14,017	14,176
Other assets	36,193	36,641	34,499
Total assets	$2,823,692	$2,938,518	$3,004,742
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$416,091	$337,937	$390,692
Savings and interest-bearing demand deposits	1,200,397	1,173,568	1,174,789
Time deposits	628,904	780,653	647,075
Total deposits	$2,245,392	$2,292,158	$2,212,556
Securities sold under agreement to repurchase	250,718	263,273	409,320
Other borrowed funds	7,000	25,000	--
Trust preferred capital notes	66,827	66,570	66,762
Accrued interest payable	1,885	2,418	2,131
Other liabilities	6,561	5,328	2,445
Total liabilities	$2,578,383	$2,654,747	$2,693,214
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par value per share, 1,000,000 shares authorized, Series A; $1,000 stated value; 71,000 issued and outstanding in 2011 and September 2012	--	67,195	68,621
Common stock, $1.00 par value per share, 50,000,000 shares authorized, issued and outstanding December 2012, 31,920,756 including 110,215 in unvested restricted stock issued; December 2011, 30,263,672 including 49,998 in unvested restricted stock issued; September 2012, 31,824,756 including 110,215 in unvested restricted stock issued	31,811	30,214	31,715
Surplus	118,508	111,042	117,905
Warrants	8,520	8,520	8,520
Retained earnings	83,487	60,999	79,258
Accumulated other comprehensive income, net	2,983	5,801	5,509
Total stockholders’ equity	$245,309	$283,771	$311,528
Total liabilities and stockholders’ equity	$2,823,692	$2,938,518	$3,004,742

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Interest and dividend income:
Interest and fees on loans	$29,429	$31,562	$29,820	$120,297	$126,706
Interest and dividends on investment securities:
Taxable	2,210	2,986	2,232	9,538	12,163
Tax-exempt	563	593	574	2,311	2,370
Dividends on restricted stocks	118	95	105	428	382
Interest on federal funds sold	--	--	--	--	152
Interest on deposits in other banks	107	50	132	364	71
Total interest and dividend income	$32,427	$35,286	$32,863	$132,938	$141,844
Interest expense:
Deposits	$3,880	$5,860	$4,261	$17,548	$26,038
Securities sold under agreement to repurchase	973	1,094	1,017	4,041	3,953
Other borrowed funds	--	272	242	779	1,078
Trust preferred capital notes	971	958	975	3,903	3,973
Total interest expense	$5,824	$8,184	$6,495	$26,271	$35,042
Net interest income	$26,603	$27,102	$26,368	$106,667	$106,802
Provision for loan losses	2,559	3,639	3,111	14,826	14,849
Net interest income after provision for loan losses	$24,044	$23,463	$23,257	$91,841	$91,953
Non-interest income:
Service charges and other fees	$919	$873	$882	$3,557	$3,303
Non-deposit investment services commissions	181	337	211	886	1,390
Fees and net gains on loans held-for-sale	1,572	1,123	1,082	4,485	2,922
Gain on sale of securities	1,454	--	2,056	7,430	503
Impairment loss on securities	--	--	--	--	(732)
Bank-owned life insurance	217	55	50	376	599
Other	32	85	444	736	160
Total non-interest income	$4,375	$2,473	$4,725	$17,470	$8,145
Non-interest expense:
Salaries and employee benefits	$7,407	$7,411	$7,493	$29,924	$27,087
Occupancy expense	2,358	2,420	2,380	9,500	9,426
FDIC insurance	617	961	660	3,105	4,355
Loss (gain) on other real estate owned	1,615	62	(141)	3,181	1,084
Other real estate owned expenses	92	181	322	994	797
Franchise tax expense	936	779	935	3,371	3,105
Data processing expense	770	772	664	2,762	2,664
Other operating expense	3,048	3,316	2,899	11,402	11,197
Total non-interest expense	$16,843	$15,852	$15,212	$64,239	$59,715
Income before taxes	$11,576	$10,084	$12,770	$45,072	$40,383
Provision for income taxes	3,824	3,362	4,284	14,972	13,293
Net income	$7,752	$6,722	$8,486	$30,100	$27,090
Effective dividend on preferred stock	$3,522	$1,288	$1,364	$7,612	$5,300
Net income available to common stockholders	$4,230	$5,434	$7,122	$22,488	$21,790
Earnings per common share, basic	$0.13	$0.18	$0.22	$0.71	$0.73
Earnings per common share, diluted	$0.12	$0.17	$0.21	$0.67	$0.71

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended December 31,
(Unaudited)

	2012			2011
		Interest	Average		Interest	Average
(Dollars in thousands)	Average	Income-	Yields	Average	Income-	Yields
	Balance	Expense	/Rates	Balance	Expense	/Rates
Assets
Securities (1)	$ 543,120	$ 2,773	2.26%	$624,178	$3,579	2.55%
Restricted stock	10,794	118	4.34%	9,664	95	3.95%
Loans, net of unearned income (2)	2,160,768	29,429	5.43%	2,175,950	31,562	5.77%
Interest-bearing deposits in other banks	163,655	107	0.26%	73,678	50	0.27%
Total interest-earning assets	$2,878,337	$32,427	4.53%	$2,883,470	$35,286	4.90%
Other assets	107,447			66,809
Total Assets	$2,985,784			$2,950,279

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$ 424,114	$ 363	0.34%	$ 312,717	$364	0.46%
Money market accounts	237,037	195	0.33%	224,205	405	0.72%
Savings accounts	541,836	442	0.32%	645,394	1,197	0.74%
Time deposits	637,926	2,880	1.80%	788,742	3,894	1.96%
Total interest-bearing deposits	$1,840,913	$ 3,880	0.84%	$1,971,058	$5,860	1.18%
Securities sold under agreement to repurchase (3)	356,590	973	1.08%	256,502	1,094	1.69%
Other borrowed funds	--	--	--	25,000	272	4.25%
Trust preferred capital notes	66,791	971	5.69%	66,536	958	5.64%
Total interest-bearing liabilities	$2,264,294	$ 5,824	1.02%	$2,319,096	$8,184	1.40%
Demand deposits and other liabilities	420,026			351,128
Total liabilities	$2,684,320			$2,670,224
Stockholders’ equity	301,464			280,055
Total liabilities and stockholders’ equity	$2,985,784			$2,950,279
Interest rate spread			3.51%			3.50%
Net interest income and margin		$26,603	3.73%		$27,462	3.78%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.6 million and $1.2 million for the three months ended December 31, 2012 and 2011, respectively.

(3) The securities sold under agreement to repurchase related to customers had an average balance of $281.6 million at an average rate of 0.17% for the three months ended December 30, 2012, and $181.5 million at an average rate of 0.53% for the same period 2011. Also, included are wholesale agreements with an average balance of $75.0 million at an average rate of 4.52% for the three months ended December 31, 2012, and $75.0 million at an average rate of 4.51% for the same period for 2011.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Twelve Months Ended December 31,
(Unaudited)

	2012			2011
		Interest	Average		Interest	Average
	Average	Income-	Yields	Average	Income-	Yields
(Dollars in thousands)	Balance	Expense	/Rates	Balance	Expense	/Rates
Assets
Securities (1)	$ 571,763	$ 11,849	2.28%	$499,996	$14,533	3.15%
Restricted stock	11,139	428	3.84%	$11,533	$382	3.32%
Loans, net of unearned income (2)	2,169,441	120,297	5.56%	2,176,439	126,706	5.84%
Interest-bearing deposits in other banks	140,631	364	0.26%	27,640	71	0.26%
Federal funds sold	--	--	--	56,026	152	0.27%
Total interest-earning assets	$2,892,974	$132,938	4.65%	$2,771,634	$141,844	5.17%
Other assets	76,452			79,176
Total Assets	$2,969,426			$2,850,810

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$ 371,740	$ 1,335	0.36%	$ 318,448	$2,139	0.67%
Money market accounts	229,748	899	0.39%	205,058	1,948	0.95%
Savings accounts	585,229	2,443	0.42%	665,708	6,162	0.93%
Time deposits	692,269	12,871	1.86%	782,435	15,789	2.02%
Total interest-bearing deposits	$1,878,986	$17,548	0.93%	$1,971,649	$26,038	1.32%
Securities sold under agreement to repurchase (3)	330,598	4,041	1.22%	200,199	3,953	1.97%
Other borrowed funds	18,052	779	4.25%	25,000	1,078	4.31%
Trust preferred capital notes	66,695	3,903	5.85%	66,441	3,973	5.98%
Total interest-bearing liabilities	$2,294,331	$26,271	1.15%	$2,263,289	$35,042	1.55%
Demand deposits and other liabilities	377,357			322,705
Total liabilities	$2,671,688			$2,585,994
Stockholders’ equity	297,738			264,816
Total liabilities and stockholders’ equity	$2,969,426			$2,850,810
Interest rate spread			3.50%			3.62%
Net interest income and margin		$106,667	3.74%		$108,316	3.91%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $5.3 million and $4.2 million for the twelve months ended December 31, 2012 and 2011, respectively.

(3) The securities sold under agreement to repurchase related to customers had an average balance of $255.6 million at an average rate of 0.25% for the twelve months ended December 30, 2012, and $25.2 million at an average rate of 0.46% for the same period 2011. Also, included are wholesale agreements with an average balance of $75.0 million at an average rate of 4.52% for the twelve months ended December 31, 2012, and $75.0 million at an average rate of 4.52% for the same period for 2011.

CONTACT:
Virginia Commerce Bancorp, Inc.
Mark S. Merrill
Chief Financial Officer
703-633-6120
mmerrill@vcbonline.com